EXHIBIT 99.1
Energy XXI Announces Exercise of Overallotment Option for Previously Announced Common Stock Offering

HOUSTON, Dec. 29, 2009 – Energy XXI (Bermuda) Limited (the "Company") today announced that the underwriters of its previously announced public offering of the Company’s common stock have purchased an additional 4,105,231 shares of common stock pursuant to an exercise of their option to purchase additional shares of common stock to cover overallotments.  The Company received net proceeds of approximately $7.4 million, after deducting underwriting discounts and commissions.
The offering of the Company’s common stock, including the exercise of the overallotment option for the common stock, and the Company’s previously announced concurrent public offering of the Company’s 7.25% convertible perpetual preferred stock, including the overallotment option for the convertible preferred stock, resulted in the total sale of 94,105,231 shares of the Company’s common stock at a price of $1.90 per share to the public and 1,100,000 shares of the Company’s convertible preferred stock at a price of $100 per share to the public, respectively, for total net proceeds from both offerings of $276.1 million, after deducting underwriting commissions and estimated expenses of the offering.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements.  The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Macquarie Capital (Europe) Limited are Energy XXI listing brokers in the United Kingdom.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
44 (0) 20 7523 8350
pcoombs@collinsstewart.com